                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-4H

                                 TERMS AGREEMENT


                                                        Dated: February 25, 2002

To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of February 1, 2002 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2002-4H.

Terms of the Series 2002-4H Certificates: Structured Asset Securities Corporation, Series 2002-4H Mortgage Pass-Through Certificates, Class 1-A, Class 1-AP, Class 1-AX, Class 2-A, Class 2-AP, Class 2-AX, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of two pools of fixed rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A, Class 1-AP, Class 1-AX, Class 2-A, Class 2-AP, Class 2-AX, Class B1, Class B2, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-82146.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A, Class 1-AP, Class 1-AX, Class 2-A, Class 2-AP and Class 2-AX be rated "AAA" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") and Fitch Ratings ("Fitch"), and "Aaa" by Moody's Investors Service, Inc., ("Moody's" and together with S&P and Fitch, the "Rating Agencies"); the Class R Certificate be rated "AAA" by S&P and by Fitch; the Class B1 Certificates be rated "AA" by Fitch and "Aa2" by Moody's; the Class B2 Certificates be rated "A" by Fitch and "A2" by Moody's; and the Class B3 Certificates be rated "BBB" by Fitch and "Baa2" by Moody's.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase froth the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: February 1, 2002.

Closing Date: 10:00 A.M., New York time, on or about February 27, 2002. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                       LEHMAN BROTHERS INC.


                                       By:
                                           ----------------------------------
                                           Name:  Ellen Kiernan
                                           Title: Vice President

Accepted:

STRUCTURED ASSET SECURITIES CORPORATION


By:
    ----------------------------------
    Name:  Ellen Kiernan
    Title: Vice President

                                        2
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                                   Schedule 1

              Initial Certificate
                   Principal             Certificate           Purchase Price
Class              Amount(1)            Interest Rate            Percentage
 1-A              $250,321,000               6.75%                  100%
 1-AP                  574,016            0.00%(3)                  100%
 1-AX                      (2)               6.75%                  100%
 2-A                29,245,000               6.75%                  100%
 2-AP                   99,562            0.00%(3)                  100%
 2-AX                      (2)               6.75%                  100%
  B1                 2,897,000               6.75%                  100%
  B2                 2,462,000               6.75%                  100%
  B3                 2,028,000               6.75%                  100%
  R                        100               6.75%                  100%

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(1)   These balances are approximate, as described in the prospectus supplement.

(2) The Class 1-AX and Class-1-AX Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the Prospectus Supplement.

(3) The Class 1-AP and Class 2-AP Certificates will be principal-only certificates; they will not be entitled to payments of interest.